Exhibit 99.5

Consent of Mitsubishi UFJ Morgan Stanley Securities Co., Ltd.

We hereby consent to the use in the Registration Statement of Panasonic Corporation (“Panasonic”) on Form F-4 and in the Prospectus of PANASONIC which is part of the Registration Statement, of our opinion dated December 20, 2010 appearing as Appendix C to such Prospectus, and to the description of such opinion and to the references to our name contained therein under the heading “The Share Exchange—Opinions of SANYO’s Financial Advisors—Mitsubishi UFJ Morgan Stanley.” In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MITSUBISHI UFJ MORGAN STANLEY SECURITIES CO., LTD.
INVESTMENT BANKING BUSINESS UNIT

By:	/s/ Kenji Fujita
Kenji Fujita
Managing Director

Tokyo, Japan
January 12, 2011